UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2018

Portola Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35935	20-0216859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

270 E. Grand Avenue South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 246-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 11, 2018, Portola Pharmaceuticals, Inc. (the “Company”) and Scott Garland, President and Chief Executive Officer of the Company, entered into an Executive Severance Benefits Agreement (the “Agreement”). The Agreement provides that in the event of a termination by the Company without cause or a termination by Mr. Garland for good reason, Mr. Garland would be eligible to receive salary continuance for a period of 15 months as severance. The Agreement also provides that in the event of an involuntary termination of Mr. Garland, or a termination by Mr. Garland for good reason that occurs during the period three months before and 12 months following a change in control of the Company (called a “Covered Termination Following a Change in Control”), Mr. Garland will be eligible to salary continuance for a period of 24 months as severance, as well as an amount equal to one twelfth of Mr. Garland’s Pro-Rated Bonus (as defined in the Agreement) multiplied by 24. In either case, Mr. Garland will also receive health insurance premiums under the Company’s group health insurance plans as provided under COBRA, until the earliest of (i) the severance period of either 15 or 24 months, as applicable, (ii) such time as Mr. Garland is eligible for health insurance coverage with a subsequent employer, and (iii) such time as Mr. Garland is no longer eligible for COBRA coverage. In addition, in the event of a Covered Termination Following a Change in Control, all of Mr. Garland’s outstanding options will be accelerated in full, and vesting will also accelerate for any stock or stock unit awards. Receipt of severance benefits under the Agreement is subject to Mr. Garland’s execution and nonrevocation of a waiver and release of claims in favor of the Company.

For purposes of the Agreement, the term “Change in Control” means the occurrence of any of the following: (i) any natural person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, becoming the owner of more than 50% of the combined outstanding voting power of the Company; (ii) the consummation of a merger, consolidation or similar transaction involving the Company that results in the Company’s stockholders immediately prior to such transaction not owning more than 50% of the combined outstanding voting power of the surviving entity or the parent of such surviving entity; (iii) approval by the Company’s stockholders or Board of Directors of a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company; or (iv) the consummation of a sale, lease, license or other disposition of all or substantially all Company assets, with certain exceptions.

For purposes of the Agreement, the term “cause” means any of the following: (i) the willful and material failure to perform duties or follow lawful and reasonable directions following written notice of such failure from the Company’s Board of Directors; (ii) conviction of a felony or a crime involving moral turpitude or dishonesty; (iii) willful engagement in gross misconduct that is materially and demonstrably injurious to the Company; or (iv) material breach by Mr. Garland of the Company’s standard Proprietary Information and Inventions Agreement.

For purposes of the Agreement, the term “good reason” means any of the following: subject to certain exceptions, (i) a decrease in total target compensation of more than 10%; (ii) a material diminution of position, duties and responsibilities; (iii) an increase in Mr. Garland’s round-trip driving distance of more than 50 miles from his principal personal residence to the Company’s principal business location; or (iv) the Company’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform under the material terms of the Agreement. Before Mr. Garland may terminate employment for “good reason,” he must notify the Company in writing, the Company must fail to remedy or cure the alleged “good reason” and Mr. Garland must then terminate employment, all within prescribed time periods.

The foregoing description of the Agreement is a summary only and is qualified in its entirety by reference to the form of Agreement, which is attached hereto as Exhibit 10.4 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Number	Description of Document

10.4	Form of Executive Severance Benefits Agreement (amends and restates the form of Executive Severance Benefits Agreement filed by the Company on August 6, 2014)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Portola Pharmaceuticals, Inc.

Dated: October 12, 2018	By:	/s/ Mike Ouimette
Mike Ouimette
Executive Director, Corporate Counsel and Assistant Corporate Secretary